Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-69188) on Form S-8 of our report dated March 31, 2011, relating to the financial statements appearing in this Annual Report on Form 10-K of Willamette Valley Vineyards, Inc. for the year ended December 31, 2010.

/s/ Moss Adams LLP
Portland, Oregon
March 31, 2011